Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15 (D) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 14, 2000

MCN Energy Group Inc.
(Exact name of registrant as specified in its charter)

Michigan	1-10070	38-2820658

(State of Incorporation)	(Commission File	(I.R.S. Employer

	Number)	Identification No.)

500 Griswold Street, Detroit, Michigan	48226

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(313) 256-5500

ITEM 5. OTHER EVENTS

On June 14, 2000 MCN Energy Group Inc. issued the following press release:

DTE Energy and MCN Energy Continue Work
with the Federal Trade Commission on Merger Review

      DETROIT, June 14, 2000 — DTE Energy Co. (NYSE: DTE) and MCN Energy Group Inc. (NYSE: MCN) continue their discussions with the Federal Trade Commission (FTC) in connection with its review of the companies’ proposed merger announced in October 1999.

      The companies’ discussions with the FTC staff began last November as part of the agency’s review of the merger under the Hart-Scott-Rodino Act. To date, the FTC staff has focused primarily on possible competition between DTE and MCN for cogeneration load and other gas/electric displacement technologies in the companies’ coincident retail distribution areas. The companies are taking action to address these issues raised by the staff, including consideration of the potential sale of capacity on the MichCon system. Because of the length of the FTC review, it appears unlikely that the transaction can be completed before the fourth quarter of this year.

      DTE Chairman and Chief Executive Officer Anthony F. Earley Jr., said: “The combination of these two companies will provide substantial benefits for our customers and our shareholders. While we are disappointed in the delay, we are committed to working with the FTC to address its concerns and will maintain the confidentiality of its investigation. I am optimistic that the FTC will successfully conclude its review, allowing the merger to be completed and the benefits to commence for our customers, employees and shareholders.”

      Integration planning remains on schedule and DTE Energy continues to do all it can to make the transaction accretive in 2001. However, if closing is delayed well into the fourth quarter, some merger-related expenses may be pushed into 2001.

      MCN Chairman and CEO, Alfred R. Glancy III said: “While the pending government approvals limit actual integration work, we continue to plan for the post-merger future and to build strong relationships between our diverse, yet complementary management teams. The team’s strong commitment to an aggressive integration schedule should position the new company to realize significant cost synergies following merger close.”

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      DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s principal operating subsidiary is Detroit Edison, an electric utility serving more than 2.1 million customers in Southeastern Michigan. Upon completion of the pending merger with MCN Energy Group, DTE Energy will be the largest energy utility in the state. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.

      MCN Energy Group Inc. is an integrated energy company with more than $4 billion of assets and approximately $2.5 billion of annual revenues. The company primarily is involved in natural gas production, gathering, processing, transmission, storage and distribution, and energy marketing in the Midwest-to-Northeast corridor. Its largest subsidiary is Michigan Consolidated Gas Co. (MichCon), a natural gas utility serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group as well as its pending merger with DTE is available on the World Wide Web at http://www.mcnenergy.com.

This news release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. DTE and MCN caution that the statements in this news release are based on the best estimates available at this time.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCN ENERGY GROUP INC.

Date: June 14, 2000	By:	/s/ Richard G. Kennedy Richard G. Kennedy Vice President